UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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eLOYALTY CORPORATION

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150 Field Drive, Suite 250 Lake Forest, Illinois 60045

April 2, 2010

Dear eLoyalty Stockholder:

On behalf of the Board of Directors and management of eLoyalty Corporation, I cordially invite you to attend the 2010 Annual Meeting of eLoyalty’s stockholders. The Annual Meeting will be held at 9:00 a.m. Central Time on Thursday, May 13, 2010, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015.

At this year’s Annual Meeting, the agenda includes the proposed election of two current Class II Directors and the ratification of eLoyalty’s independent public accountants for 2010. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet or, if you have opted for full set delivery of the proxy materials, by signing, dating, and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,

/s/ Kelly D. Conway
Kelly D. Conway
President and Chief Executive Officer

eLOYALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2010

The Annual Meeting of eLoyalty’s stockholders will be held at 9:00 a.m. Central Time on Thursday, May 13, 2010, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015, for the following purposes:

1.	To elect two Class II Directors to serve for an ensuing term of three years;

2.	To ratify Grant Thornton LLP as eLoyalty’s independent public accountants for 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items are more fully described in the following pages of the Proxy Statement.

The record date for the Annual Meeting was the close of business on March 18, 2010. Only stockholders of record as of that time and date will be entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at eLoyalty’s offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours, for ten days prior to the Annual Meeting.

NEW VOTING RULES IN 2010 – PLEASE READ:

Your vote has never been more important. Due to the new voting rules, you now must vote your shares in order for your shares to count toward the election of directors. Your bank or broker may no longer vote your shares for you without your instruction. Therefore, stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they intend to attend the Annual Meeting in person. Record holders of eLoyalty shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth in the Proxy Statement. Of course, if you have opted for full set delivery of the proxy materials, you also may submit a proxy containing your voting instructions by completing, signing, dating, and returning the enclosed proxy card in accordance with the instructions provided on it.

By Order of the Board of Directors,

/s/ Christine R. Carsen
Christine R. Carsen
Vice President, Associate General Counsel, and Corporate Secretary

Lake Forest, Illinois

April 2, 2010

PROXY STATEMENT TABLE OF CONTENTS

i

eLoyalty Corporation

150 Field Drive, Suite 250

Lake Forest, Illinois 60045

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY AND VOTING INFORMATION

The Board of Directors (the “Board”) of eLoyalty Corporation (“eLoyalty” or the “Company”) is soliciting your proxy for use at the 2010 Annual Meeting of Stockholders of eLoyalty and any postponements or adjournments thereof (the “Annual Meeting”). These proxy materials, together with a copy of eLoyalty’s Annual Report, are first being made available to eLoyalty stockholders beginning on or about April 2, 2010.

Who May Vote. Holders of record of shares of eLoyalty Common Stock, $0.01 par value per share (“Common Stock”), and holders of record of shares of eLoyalty 7% Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Stock”; together with the Common Stock, “eLoyalty Stock”), at the close of business on March 18, 2010 (the “Record Date”) may vote at the Annual Meeting. On that date, 18,305,579 shares of eLoyalty Stock, comprising 14,689,410 shares of Common Stock and 3,616,169 shares of Series B Stock, were outstanding and entitled to be voted at the Annual Meeting. Each share of eLoyalty Stock entitles the holder to one vote and both classes of eLoyalty Stock will vote together as a single class.

How to Vote. If you are a holder of record of eLoyalty Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods:

•

Through the Internet: Go to the web address www.proxyvote.com and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card, at any time before 11:59 p.m. Eastern Time on Wednesday, May 12, 2010. Instructions are also provided on the website.

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By Telephone: Call 1-800-690-6903 on a touch-tone telephone from anywhere within the United States or Canada at any time before 11:59 p.m. Eastern Time on Wednesday, May 12, 2010, and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card. Instructions are also provided by recorded telephone message.

•	By Mail: If you have opted for full set delivery of the proxy materials, then you may also complete, sign, and mail your proxy card using the instructions provided on it.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number before your proxy will be accepted. This number is included either with the Notice of the Annual Meeting or, if applicable, on your proxy card. Once you have indicated how you want to vote in accordance with the instructions provided, you will receive a confirmation that your proxy has been successfully submitted.

If you hold your shares of eLoyalty Stock in “street name” through a broker, nominee, fiduciary, or other custodian, you should check the voting form used by that firm to determine whether you may vote by telephone or through the Internet. If so, use the different toll-free telephone number and website address provided on that firm’s voting form for its beneficial owners.

How Proxies Work. Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you sign and return a proxy card without indicating your voting instructions, the proxies named on the proxy card will vote your shares FOR the election of the nominees for director shown under “Director Election” on the following pages and FOR ratification of Grant Thornton LLP as eLoyalty’s independent public accountants for 2010.

Revocation of Proxies. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	voting again at a later date by telephone or through the Internet — your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	submitting a new proxy that is properly signed with a later date;

•

sending a properly signed written notice of your revocation to eLoyalty’s Corporate Secretary, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

Quorum Requirements. In order to conduct the business of the Annual Meeting, eLoyalty must have a quorum. A quorum requires the presence, in person or by proxy, of a majority of the 18,305,579 shares of eLoyalty Stock outstanding on the Record Date. Proxies that are submitted by brokers as holders of record and that do not indicate a vote for some of the proposals, because the brokers have not received instructions from their customers or other beneficial owners on how to vote on those proposals and do not have discretionary voting authority, are called “broker non-votes.” We count abstentions, votes withheld with respect to the election of the director nominees, and broker non-votes as present at the Annual Meeting for the purpose of determining a quorum.

Required Votes and Impact of New Voting Rules. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the greatest number of votes will be elected as directors. As a result of the new voting rules, without your instructions, your broker or nominee is not permitted to use discretion and vote your shares on non-routine matters, such as the election of directors. Shares that are not permitted to be voted by your broker are called “broker non-votes”. Broker non-votes and instructions to withhold authority to vote for a nominee are not counted and will not affect the outcome of the election. Therefore, we urge you to give voting instructions to your broker on the election of directors.

eLoyalty’s organizational documents do not provide for cumulative voting for directors. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked ABSTAIN with respect to any such matter will not be voted, although it will be counted for purpose of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items. Under Delaware law, dissenters’ rights are not available to holders of eLoyalty Stock in connection with Proposals 1 and 2.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, MAY 13, 2010.

The Proxy Statement and 2009 Annual Report are available at www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card or voting instruction form. The Annual Meeting for stockholders is to be held at 9:00 a.m. Central Time on Thursday, May 13, 2010, at:

LaQuinta Inn & Suites

2000 S. Lakeside Drive

Bannockburn, Illinois 60015

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board is divided into three classes of directors (“Directors”), each of which is elected for a three-year term. Only one class of Directors stands for election at each annual meeting of eLoyalty’s stockholders. At this year’s Annual Meeting, the Class II Directors stand for election. Two Directors, Henry J. Feinberg and John C. Staley, have been nominated by the independent members of the Board to stand at the Annual Meeting for election to a three-year term expiring at the 2013 annual meeting of stockholders, for the reasons described below. If for any reason either Mr. Feinberg or Mr. Staley becomes unable or is unwilling to serve at the time of the meeting, then the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee selected by the independent members of the Board. It is not anticipated that either Mr. Feinberg or Mr. Staley will be unavailable for election.

THE eLOYALTY BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF HENRY J. FEINBERG AND JOHN C. STALEY.

Director Qualifications

The Board consists of seven Directors, each of whom is well-qualified to serve on the Board and represent our stockholders’ best interests. As described below under the caption “Selection of Director Nominees,” the independent Directors then in office (the “Nominating Directors”) select nominees with a view to establishing a Board of Directors that is comprised of members who:

•	have the highest professional and personal ethics, consistent with eLoyalty’s values and standards;

•	are committed to enhancing stockholder value;

•	have sufficient time to carry out their duties;

•	provide insight and practical wisdom based on experience; and

•	are capable of representing the interests of all stockholders.

We believe that each of the Director nominees and other Directors brings these qualifications to our Board. Moreover, they provide a diversity of business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that contribute to an effective Board, as well as public board experience, and knowledge of the technology industry and eLoyalty’s business.

The following describes the key qualifications, business skills, experience, and perspectives that each of our Directors brings to the Board, in addition to the general qualifications described above and the information included in the biographical summaries provided below:

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Kelly D. Conway: Eleven years’ service as the Chief Executive Officer of the Company, with extensive knowledge of, and experience with, the information-technology industry and eLoyalty’s operations, strategy, financial position, and management team.

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Tench Coxe: Ten years’ service as the Chairman of the Board of the Company, with extensive knowledge of, and experience with, the information-technology industry and eLoyalty’s operations, strategy, and financial position; over 20 years’ experience in the venture capital business; and extensive experience on public company boards.

•

Henry J. Feinberg: Experience as Executive Chairman, Chief Executive Officer, and in various other senior management capacities, at various private and public corporations, as well as being a partner at a technology venture fund.

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John T. Kohler: Experience as the Chief Executive Officer of a publicly-held technology and consulting company; over 30 years’ experience in other executive capacities; past experience on public company boards, including audit and compensation committees; and deep knowledge of eLoyalty’s operations.

•

David B. Mullen: Fifteen years’ experience as Chief Financial Officer, and over 25 years’ experience in other executive capacities at publicly-held technology companies; past experience on public company boards, particularly on audit committees; and strong financial acumen.

•

Michael J. Murray: Over 30 years of banking and finance experience, including service as the President of Global Corporate Investment Banking at Bank of America; extensive experience on public company boards; and deep knowledge of the Company.

•

John C. Staley: Experience as the Managing Partner — Lake Michigan Area of Ernst & Young LLP; extensive experience on public company boards, particularly on audit committees; strong financial acumen; and deep knowledge of the Company.

Nominees

Class II Directors: Current Terms Expiring at the 2010 Annual Meeting and New Term Expiring at the 2013 Annual Meeting

Henry J. Feinberg, age 58, is Executive Chairman of Yield Management Systems located in Chicago, Illinois. Previously, Mr. Feinberg was a Partner at Technology Crossover Ventures, a venture capital firm located in Palo Alto, California. He has been a Director of eLoyalty since May 2007.

John C. Staley, age 68, is the former Managing Partner — Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is presently a Director of Hospira, Inc. and Nicor Inc., as well as various private companies. In the past five years, Mr. Staley also served on the board of CenterPoint Energy, Inc. He has been a Director of eLoyalty since August 2002.

Other Directors

Class III Directors: Current Terms Expiring at the 2011 Annual Meeting

Kelly D. Conway, age 53, is the President and Chief Executive Officer of eLoyalty, a position he has held since its incorporation in May 1999 as a subsidiary of Technology Solutions Company (“TSC”) (eLoyalty spun off from TSC in February 2000). Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995, and became Group President in October 1998. He has been a Director of eLoyalty since May 1999.

David B. Mullen, age 59, is the former Executive Vice President and Chief Financial Officer of Navteq Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications and government and business solutions, having held that position from December 2002 to January 2010. Navteq was acquired by Nokia Corporation in July 2008 and is now a wholly-owned subsidiary thereof. Mr. Mullen currently acts as an independent consultant. He has been a Director of eLoyalty since March 2009.

Michael J. Murray, age 65, is the retired President of Global Corporate and Investment Banking at Bank of America Corporation, a banking and financial services company. He held such office from 1998 until his retirement in July 2000. From March 1997 until the merger between Bank of America and NationsBank in 1998, Mr. Murray headed Bank of America Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a Bank of America Vice Chairman and head of the United States and International Groups in September 1995. He serves as a Director of Con-Way Inc. Mr. Murray has been a Director of eLoyalty since June 1999.

Class I Directors: Current Terms Expiring at the 2012 Annual Meeting

Tench Coxe, age 52, is a managing director of the general partner of Sutter Hill Ventures, a California limited partnership (“Sutter Hill”), a venture capital company located in Palo Alto, California, and has held that position since 1987. Mr. Coxe is a director of NVIDIA Corporation and various private companies. He has been a Director of eLoyalty and the Chairman of the Board since February 2000.

John T. Kohler, age 63, is the former President and Chief Executive Officer of TSC. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993, and became President and Chief Operating Officer in 1994. He has been a General Partner of American Home Technology since 2000. Mr. Kohler has been a Director of eLoyalty since May 1999.

BOARD LEADERSHIP AND CORPORATE GOVERNANCE

The business and affairs of eLoyalty are managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies relating to the overall performance of eLoyalty, rather than managing day-to-day operating details. Members of the Board stay informed of our business and operations by participating in quarterly Board and committee meetings and through discussions with the Chief Executive Officer and other members of the executive management team.

Corporate Governance

Having been elected by eLoyalty’s stockholders, it is the responsibility of the Board to govern the Company’s business and affairs. The Board approves the executive management team, acts as an advisor to executive management, and monitors the performance of executive management and the Company. The Board reviews eLoyalty’s corporate strategy, financial objectives, and operating plans, and is responsible for overseeing risk management and internal compliance.

Board Independence

In accordance the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), each board must have a majority of independent Directors. As such, with respect to each Director, the Board has made a determination as to whether or not the Director qualifies as independent. Under eLoyalty’s independence determination procedure, no Director may qualify as independent unless the Board affirmatively determines that (1) the Director meets NASDAQ’s independence standards, and (2) based on a review of all of the facts and circumstances of each non-management Director’s relationship with eLoyalty, there is no business, commercial, or personal relationship that would impact the performance by the Director of his Board duties.

The Board has determined that six of its seven Directors — Messrs. Coxe, Feinberg, Kohler, Mullen, Murray, and Staley — are independent. Mr. Conway is not independent because he is eLoyalty’s President and Chief Executive Officer.

Board Leadership Structure

eLoyalty’s Board is led by an independent Chairman, Mr. Coxe. Our Chief Executive Officer, Mr. Conway, is the only member of the Board who is not an independent Director. eLoyalty believes that this is the most appropriate structure for the Company in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer. Furthermore, this structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management. eLoyalty has had this leadership structure since its inception.

Board Oversight of Risk

eLoyalty’s executive management team is responsible for its day-to-day risk management activities. The Board oversees these risk management activities, delegating its authority in this regard to the Audit Committee. The Audit Committee is responsible for discussing with executive management policies with respect to financial risk and enterprise risk management. The Audit Committee also oversees the Company’s corporate compliance programs, including Section 404 compliance. In addition to the Audit Committee’s risk management oversight, the Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

The Company’s Associate General Counsel and Corporate Secretary reports directly to the Chief Executive Officer rather than the Chief Financial Officer, thereby providing him with additional visibility to the Company’s risk profile. The Board believes that the Audit Committee’s risk oversight function, together with the efforts of the full Board and the Chief Executive Officer in this regard, enables the Board to effectively oversee eLoyalty’s risk management activities.

Board Meetings and Attendance

The Board held four meetings during the fiscal year ended December 26, 2009. During this period, each of the incumbent Directors attended 85% or more of the aggregate number of meetings of the Board and of the Board committees on which he served. The Board met in executive session four times in 2009. eLoyalty does not have a specific policy regarding Board members’ attendance at its annual stockholders’ meetings. The 2009 Annual Meeting was attended by Mr. Conway.

Selection of Director Nominees

Responsibility. The Board does not have a nominating or similar committee, although it has adopted a standing resolution, which provides that all nominees for membership on the Board must be selected, or recommended to the full Board for selection, by the Nominating Directors in accordance with the rules of NASDAQ. Under this standing resolution, the Nominating Directors are responsible for: (1) reviewing and, as applicable, recommending to the full Board, possible candidates for membership on the Board, and assisting in attracting qualified candidates to fill vacant or newly created directorships; (2) reviewing and recommending to the full Board a slate of directors to be proposed for election at the annual stockholders’ meeting and included in the Proxy Statement for such meeting, as well as reviewing and recommending to the full Board any directors to fill vacancies that may exist on the Board; and (3) reviewing the function and composition of the committees of the Board and recommending to the full Board qualified persons for membership on such committees. The affirmative vote of at least a majority of the Nominating Directors is required to approve any action that may or must be taken by the Nominating Directors. The Nominating Directors have the ability to retain, at eLoyalty’s expense, special legal, accounting, or other consultants or experts they deem necessary in the performance of their duties under the standing resolution. The Board believes that, in light of the independent Directors’ responsibility for eLoyalty’s nominating processes under this resolution, it is unnecessary to have a separate nominating or similar committee of the Board. The Nominating Directors have not held meetings separate from the Board in their capacities as such. The Board’s standing resolution is available on eLoyalty’s website, at www.eLoyalty.com. A copy of the standing resolution may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

Stockholder Nominees. The Nominating Directors will consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors”. Any stockholder nominations proposed for consideration by the Nominating Directors should include the nominee’s name and qualification for Board membership. In addition, they must be submitted within the timeframe and to the address specified under “Submission of Stockholder Proposals for 2011” on page 35.

Identifying and Evaluating Nominees for Directors. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating Directors have not specified any minimum qualifications for serving on the Board nor do they operate under a formal diversity policy. However, the Nominating Directors endeavor to identify, evaluate, and approve candidates with a diversity of business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that may be expected to contribute to an effective Board. The Nominating Directors seek to assure that the Board is composed of individuals who have experience relevant to the needs of eLoyalty and who have the highest professional and personal ethics, consistent with eLoyalty’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each Director must represent the interests of all stockholders.

The Nominating Directors utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Directors through current Board members, professional search firms (which may receive a fee), stockholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year. As described above, the Nominating Directors will consider properly submitted stockholder nominations for candidates for the Board on the same basis as Director-nominated candidates. All properly submitted recommendations will be aggregated and considered by the Nominating Directors.

Board Committee Structure and Responsibilities

The Board has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee.

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of eLoyalty’s public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting) subject, if applicable, to stockholder ratification of the public accountants’ appointment, for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for eLoyalty. The Audit Committee approves all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of NASDAQ. In connection with its duties, the Audit Committee regularly meets privately with eLoyalty’s independent public accountants. The Audit Committee has adopted a policy for the receipt, retention, and treatment of complaints or concerns regarding accounting-related matters. See “Communications with the Board” on page 7. The Audit Committee operates under a written charter, the current version of which was adopted by the Board in March 2004. The Audit Committee reviews and reassesses the adequacy of this Charter annually. The Audit Committee Charter is available on eLoyalty’s website, at www.eLoyalty.com. A copy of the Audit Committee Charter may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

The Audit Committee, which met eight times during fiscal 2009, currently has five members: Mr. Staley, as Chairman, and Messrs. Coxe, Murray, Mullen, and Kohler. The Board has determined that each of Messrs. Kohler and Staley qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002 and that the remaining members of the Audit Committee meet the financial literacy requirements of NASDAQ. Under the SEC rules, a person is not qualified to serve on an audit committee if he or she is an “affiliate” of the relevant company. The SEC rules create a safe harbor, whereby a person will not be deemed to be an affiliate of a company if he or she does not beneficially own more than 10% of any class of voting equity securities of that company. Mr. Coxe is considered the beneficial owner of 23.2% of eLoyalty’s Common Stock and 27.3% of eLoyalty’s Series B Stock (representing 19.9% of eLoyalty’s voting power, in the aggregate) by virtue of his position as a managing director of the general partner of Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. Although Mr. Coxe does not qualify for the safe harbor created by the SEC rules, based on all of the facts and circumstances, the Board has determined that he is not an affiliate of eLoyalty.

A report of the Audit Committee appears later in this Proxy Statement on page 33.

Compensation Committee. The Compensation Committee, which met four times during fiscal 2009, currently has three members: Mr. Coxe, as Chairman, and Messrs. Feinberg and Kohler. The Compensation Committee administers the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and the 2000 Stock Incentive Plan (the “2000 Plan”), reviews and acts with respect to stock incentive and other employee benefit plans, approves or makes recommendations to the Board with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty, and assesses the risk associated with eLoyalty’s material incentive compensation programs. In administering the 1999 Plan and the 2000 Plan, the Compensation Committee may delegate certain of its duties to one or more of eLoyalty’s officers as permitted by law and to the extent otherwise consistent with the terms of the 1999 Plan or 2000 Plan, as the case may be. The Compensation Committee has not engaged a compensation consultant. Compensation for senior executives is determined by the Compensation Committee after analyzing the performance of eLoyalty and the applicable executive, based on recommendations of eLoyalty management. The Compensation Committee does not operate under a written charter.

A report of the Compensation Committee appears later in this Proxy Statement on page 15.

Communications with the Board

Anyone who has a concern about eLoyalty’s conduct, or about eLoyalty’s accounting, internal accounting controls, or auditing matters, may communicate that concern directly to the Board, the Audit Committee, or the Directors who are not employees of eLoyalty or any of its subsidiaries (“Non-Employee Directors”). All concerns related to audit or accounting matters will be forwarded to the Audit Committee Chair for his review, as well as to eLoyalty’s Corporate Secretary or Chief Financial Officer (unless the report alleges that person’s involvement). After the Audit Committee Chair’s initial review and a summary of the matter is prepared, the concern will be forwarded to the remaining Audit Committee members. All other concerns will be forwarded upon receipt to the appropriate directors for their review, as well as to eLoyalty’s Corporate Secretary and Chief Financial Officer (unless the report alleges that person’s involvement in the matter).

All reported concerns will be simultaneously reviewed and addressed by eLoyalty’s Corporate Secretary or her designee. The status of all outstanding concerns addressed to the Board, the Non-Employee Directors, or the Audit Committee will be reported to the Board on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. eLoyalty’s corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board, any individual Director, the Non-Employee Directors, or the Audit Committee may do so by writing to eLoyalty’s Corporate Secretary at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. eLoyalty maintains a separate, internal system for the receipt of communications from employees.

Code of Ethics

eLoyalty has adopted a Code of Ethical Business Conduct, which sets the standard for ethics and compliance for all of its employees, including officers and Directors. The Code of Ethical Business Conduct is available on eLoyalty’s website, at www.eLoyalty.com. A copy of the Code of Ethical Business Conduct may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

Transactions with Related Persons

eLoyalty’s Code of Ethical Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith, and based on merit alone. All of eLoyalty’s employees have a responsibility and duty of loyalty to eLoyalty and all business decisions are to be made in the best interests of eLoyalty, which means putting eLoyalty’s interests first. If a situation arises that would constitute a related-party transaction under SEC rules, then the independent Directors will review the propriety of, and approve or disapprove, such transaction.

There were no transactions, relationships, or arrangements proposed during 2009 that would constitute related-person transactions under item 404 of Regulation S-K under the Securities Act of 1933, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires eLoyalty’s Directors and executive officers, as well as any persons who beneficially own more than 10% of our Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish eLoyalty with copies of all Section 16(a) reports that they file.

Based on its review of copies of such reports filed through or furnished to eLoyalty and on written representations from certain reporting persons that no other reports were required, eLoyalty believes that all required Section 16(a) reports filed during or for fiscal 2009 with respect to persons who were subject to Section 16(a) reporting obligations during such period were filed on a timely basis, except that one Form 4 for one transaction was filed late for each of Messrs. Conway and Pollema.

DIRECTOR COMPENSATION

Meeting Attendance Fees

As agreed to by the Compensation Committee at its February 2009 meeting, during eLoyalty’s fiscal year ended December 26, 2009, Non-Employee Directors each received $750 for their attendance at each meeting of the Board, $1,000 per Audit Committee meeting attended, and $250 for each Compensation Committee meeting attended (each of which was held in tandem with a meeting of the Board). If any Compensation Committee meetings had been held apart from a Board meeting, then each Compensation Committee member would have received $500 per meeting attended; there were no separate Compensation Committee Meetings in 2009. eLoyalty also reimburses Directors for any travel-related expenses incurred in attending meetings of the Board and its committees; however, eLoyalty has adopted the practice of holding its Board meetings by video conference, thereby minimizing the need to reimburse for these expenses.

Initial Grant and Annual Grants

In addition to meeting attendance fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the 1999 Plan, which provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Common Stock upon commencement of service as a Director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant. Traditionally, vesting for each Annual Grant occurred over 12 months from the end of the month following the grant date. For each Annual Grant made in 2009, however, vesting occurred over 48 months, commencing with a vesting of 25% of such Annual Grant on May 31, 2010 and 6.25% of such Annual Grant on each quarterly vesting date thereafter; this vesting schedule will be applied to all future Annual Grants as well.

In addition, at its February 2009 meeting, as ratified by Unanimous Written Consent, the Board agreed to an additional grant of stock options under the 1999 Plan. Each Non-Employee Director received an option to purchase 50,000 shares of Common Stock. These stock options have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years, pursuant to the 1999 Plan. Vesting occurs ratably over a period of 16 quarters, with the first quarterly vesting having occurred on February 28, 2009.

2009 Director Compensation

The following table summarizes the compensation that eLoyalty’s Non-Employee Directors earned during 2009 for their service as members of its Board.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Tench Coxe	$11,000	$150,245	$161,245
Henry J. Feinberg	$4,000	$150,245	$154,245
John T. Kohler	$12,000	$150,245	$162,245
Michael J. Murray	$10,000	$150,245	$160,245
David B. Mullen	$5,250	$153,460	$158,710
John C. Staley	$11,000	$150,245	$161,245

(1)

Reflects the grant date fair value of the options granted during 2009, which was computed in accordance with FASB ASC Topic 718. The assumptions used with respect to the valuation of option grants are set forth in eLoyalty’s Form 10-K for the fiscal year ended December 26, 2009 under “eLoyalty Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Fourteen – Stock-Based Compensation”.

The aggregate number of option awards outstanding for each Non-Employee Director as of December 26, 2009 is:

	Outstanding Options
Name	Vested	Unvested
Tench Coxe	79,388	45,312
Henry J. Feinberg	40,313	69,687
John T. Kohler	88,868	45,312
Michael J. Murray	91,746	45,312
David B. Mullen	8,333	42,667
John C. Staley	59,186	45,312

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership Information

To eLoyalty’s knowledge, the following table sets forth information regarding beneficial ownership of Common Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) as of March 18, 2010, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Common Stock; (ii) each of the five named executive officers of eLoyalty named in the Summary Compensation Table appearing later in this Proxy Statement; (iii) each of the Directors, including the Director nominees, of eLoyalty; and (iv) all current named executive officers and Directors of eLoyalty as a group. To eLoyalty’s knowledge, the table also shows, for such individuals and group, the percentage of eLoyalty’s total voting power beneficially owned as of such date (based on the number of shares of Common Stock and Series B Stock, which generally votes with the Common Stock, so owned). Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Common Stock(1)(2)	Percent of Total Voting Power(1)
Tench Coxe and various entities affiliated with Sutter Hill Ventures c/o Sutter Hill Ventures 755 Pagemill Road, Suite A200 Palo Alto, CA 94301	4,738,019	(3)	29.6%	25.9%

Jay C. Hoag, Richard H. Kimball, and various entities affiliated with Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301	2,984,405	(4)	18.0%	16.3%

John A. Murphy and various entities affiliated with Alydar Partners, LLC 222 Berkeley Street, 17th Floor Boston, MA 02116	1,360,000	(5)	9.3%	7.4%

Kelly D. Conway	1,117,226		7.6%	6.1%

S Squared Technology, LLC 515 Madison Avenue New York, NY 10022	1,010,164	(6)	6.9%	5.5%

Peninsula Capital Management, LP and Scott Bedford 235 Pine Street, Suite 1600 San Francisco, CA 94104	879,100	(7)	6.0%	4.8%

Peter Schleider 294 East Grove Lane, Suite 200A Wayzata, MN 55391	770,000	(8)	5.2%	4.2%

Michael J. Murray	338,770		2.3%	1.9%
Steven C. Pollema	143,484		*	*
John T. Kohler	98,931		*	*
John C. Staley	91,243		*	*
Henry J. Feinberg	50,885		*	*
William B. Noon	41,588		*	*
Christine R. Carsen	30,517		*	*
David B. Mullen	21,542		*	*
Christopher Min	17,400	(9)	*	*
All Directors and named executive officers as a group (10 individuals)	5,571,627		35.5%	30.4%
*	Less than 1 percent.

(1)

Includes shares of Common Stock that may be acquired within 60 days after March 18, 2010 through the exercise of stock options outstanding as of such date, as follows: Mr. Coxe, 80,325 shares; Mr. Kohler, 92,305 shares; Mr. Feinberg, 48,958 shares; Mr. Mullen, 13,542 shares; Mr. Murray, 94,878 shares; Mr. Staley, 62,623 shares; Mr. Conway, 131,250 shares; Mr. Min, 0 shares; Mr. Noon, 750 shares; Mr. Pollema, 53,750 shares; Ms. Carsen, 0 shares; and all current Directors and named executive officers of eLoyalty as a group, 578,381 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)

Includes shares of Common Stock that may be acquired within 60 days after March 18, 2010 through exercise of the conversion feature associated with the shares of Series B Stock held by such person or group, in the amounts reflected for such person or group in the table under the heading “Series B Stock Ownership Information”. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(3)

Mr. Coxe is a managing director of the general partner of each of Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 2,183,260 shares (19% of the Common Stock, after giving effect to the conversion of the Series B Stock held), 5,853 shares, and 14,847 shares, respectively, of Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Common Stock held of record by such partnerships. In addition, this amount also includes 4,894 shares and 80,325 options to purchase Common Stock held by Mr. Coxe; 348,122 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power; and 13,818 shares held by Rooster Partners, LP of which Mr. Coxe is a trustee of a trust which is the general partner. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 19,183 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 72,453 shares held by Acrux Partners, LP of which Mr. Anderson is the trustee of a trust which is the General Partner, 41,389 shares held by Anvest, L.P. of which Mr. Anderson is the General Partner and 13,100 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 73,803 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 85,838 shares held by Saunders Holdings, L.P. of which Mr. Baker is a General Partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 156,976 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger is the trustee, 19,759 shares held by a retirement trust for the benefit of Mr. Younger and 10,849 shares held by Yovest, L.P. of which Mr. Younger is the trustee of a trust which is the General Partner. Mr. Younger disclaims beneficial ownership of the revocable trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 41,356 shares held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which Gregory P. Sands is a trustee, 6,697 shares held in the Gregory P. Sands Charitable Remainder Unitrust of which Mr. Sands is the trustee, and 980 shares held by a retirement trust for the benefit of Mr. Sands. Mr. Sands disclaims beneficial ownership of the trust agreement’s and the unitrust’s shares except to the extent of his pecuniary interest therein. Includes 1,671 shares owned by James C. Gaither individually, 29,412 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee, and 9,052 shares held by Tallack Partners, L.P. of which Mr. Gaither is the General Partner. Mr. Gaither disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 74,314 shares held in The White Family Trust of which James N. White is a trustee and 4,974 shares held by a retirement trust for the benefit of Mr. White. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 56,285 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 20,597 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee and 7,663 shares held by a retirement trust for the benefit of Mr. Sweet. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein. Includes 9,052 shares held in the Sheehan 2003 Trust of which Andrew T. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. The share amounts in this footnote do not include any shares of Series B Stock, although the Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(4)

Includes 1,372 shares held by TCV III (GP), 6,524 shares held by TCV III, L.P., 173,418 shares held by TCV III (Q), L.P., 7,851 shares held by TCV III Strategic Partners, L.P., 889,052 shares held by TCV IV, L.P., and 33,383 shares held by TCV IV Strategic Partners, L.P. The share amounts in this footnote do not include any shares of Series B Stock, although any Common Stock ownership percentage gives effect to the conversion of any Series B Stock held. Jay C. Hoag and Richard H. Kimball are the managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P, and TCV III Strategic Partners, L.P. (collectively the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P, and TCV IV Strategic Partners, L.P. (collectively the “TCV IV Funds”). TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Common Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may also be deemed to have sole investment power and shared voting power over all shares of Common Stock held by the TCV Funds. Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(5)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G/A filed with the SEC on February 16, 2010 with respect to Common Stock beneficially owned as of December 31, 2009. Based on the information contained therein, John A. Murphy shares voting and investment power with respect to 1,360,000 shares (9.57% of Common Stock). Mr. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies, which own and share voting and investment power with respect to 338,377 shares and 1,360,000 shares, respectively, of Common Stock. Alydar Capital, LLC is the general partner of Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alysheba Fund, L.P. (which owns and has sole voting and investment power with respect to 10,498 shares of Common Stock), Alysheba QP Fund, L.P. (which owns and has sole voting and investment power with respect to 261,092 shares of Common Stock), Alysun Fund, L.P. (which owns and has sole voting and investment power with respect to 9,850 shares of Common Stock) and Alysun QP Fund, L.P.(which owns and has sole voting and investment power with respect to 56,937 shares of Common Stock), Alysun Fund Limited (which owns and has sole voting and investment power with respect to 33,213 shares of Common Stock) and Alysheba Fund Limited (which owns and has sole voting and investment power with respect to 988,410 shares of Common Stock). Mr. Murphy disclaims beneficial ownership of all such shares.

(6)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G/A filed with the SEC on February 10, 2010 with respect to Common Stock beneficially owned as of December 31, 2009. Based on the information contained therein, S Squared Technology Corp. beneficially owns and has sole voting and investment power with respect to 1,010,164 shares of Common Stock, including 166,698 shares beneficially owned by S Squared Capital II Management, LLC, 167,164 shares beneficially owned by S Squared Technology Partners, L.P. and 676,302 shares beneficially owned by S Squared Technology, LLC.

(7)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G filed with the SEC on February 11, 2010 with respect to Common Stock beneficially owned as of December 31, 2009. Based on the information contained therein, Peninsula Capital Management, LP and its affiliate, Scott Bedford, beneficially own and share voting and investment power with respect to 879,100 shares of Common Stock.

(8)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G filed with the SEC on December 31, 2009 with respect to Common Stock beneficially owned as of December 17, 2009. Based on the information contained therein, Peter Schleider beneficially owns and sole voting and investment power with respect to 770,000 shares of Common Stock.

(9)	Ownership number is based on latest information that the Company has on file; the Company does not have access to updated information for Mr. Min.

Series B Stock Ownership Information

To eLoyalty’s knowledge, the following table sets forth information regarding beneficial ownership of Series B Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) as of March 18, 2010, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Series B Stock; (ii) each of the five named executive officers of eLoyalty named in the Summary Compensation Table appearing later in this Proxy Statement; (iii) each of the Directors, including the Director nominees, of eLoyalty; and (iv) all current named executive officers and Directors of eLoyalty as a group. The Series B Stock generally votes with the Common Stock as a single class. See the table under the heading “Common Stock Ownership Information”, for information regarding the aggregate voting power of eLoyalty held by the individuals and groups listed below. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Series B Stock Beneficially Owned		Percent of Outstanding Series B Stock
Jay C. Hoag, Richard H. Kimball, and various entities affiliated with Technology Crossover Ventures 528 Ramona Street Palo Alto, CA 94301	1,872,805	(1)	51.8%

Tench Coxe and various entities affiliated with Sutter Hill Ventures c/o Sutter Hill Ventures 755 Pagemill Road, Suite A200 Palo Alto, CA 94301	1,331,497	(2)	36.8%
Michael J. Murray	23,243		*
Kelly D. Conway	3,862		*
William B. Noon	234		*
Steven C. Pollema	53		*
John T. Kohler	—		—
David B. Mullen	—		—
John C. Staley	—		—
Henry J. Feinberg	—		—
Christine R. Carsen	—		—
Christopher Min	—		—
All Directors and named executive officers as a group (10 individuals)	1,013,714		28.0%
*	Less than 1 percent.

(1)

Messrs. Hoag and Kimball are the two managing members of TCM III and TCM IV. TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P., and TCM IV is the sole general partner of the TCV IV Funds. Each of the TCV Funds holds of record shares of Series B Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Series B Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by the TCV Funds. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of Series B Stock held of record by each of the TCV Funds are as follows: TCV III (GP), 2,285 shares; TCV III, L.P., 10,852 shares; TCV III (Q), L.P., 288,422 shares (8.0% of the outstanding Series B Stock); TCV III Strategic Partners, L.P., 13,057 shares; TCV IV, L.P., 1,501,673 shares (41.5% of the outstanding Series B Stock); and TCV IV Strategic Partners, L.P., 56,516 shares (1.6% of the outstanding Series B Stock).

(2)

Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. hold of record 806,840 shares (22.3%), 8,854 shares, and 22,418 shares, respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Series B Stock held of record by such partnerships. Also includes 148,210 shares (4.1%) held in The Coxe Revocable Trust of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 3,738 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 42,309 shares held by Acrux Partners, LP of which Mr. Anderson is a trustee of a trust which is the General Partner, 28,020 shares held by Anvest, L.P. of which Mr. Anderson is the General Partner, and 4,559 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 19,922 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 59,103 shares are held by Saunders Holdings, L.P. of which Mr. Baker is a General Partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 83,942 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger is the trustee. Mr. Younger disclaims beneficial ownership of the revocable trust’s shares except to the extent of his pecuniary interest therein. Includes 21,739 shares held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which Mr. Sands is a trustee. Mr. Sands disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 10,092 shares owned by James C. Gaither individually and 4,960 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee. Mr. Gaither disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 33,711 shares held in The White Family Trust of which James N. White is a trustee. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 17,825 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 15,255 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary in any of eLoyalty’s other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, before or after the date of this Proxy Statement, that incorporate future SEC filings made by eLoyalty, none of the information under the following “Report of the Compensation Committee” or “Report of the Audit Committee” will be incorporated by reference into any of other filings with the SEC and shall not be deemed to be “Soliciting Material” under SEC rules. In addition, this Proxy Statement includes several website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in eLoyalty’s 2010 Notice of Annual Meeting and Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in eLoyalty’s 2010 Notice of Annual Meeting and Proxy Statement for filing with the SEC.

Tench Coxe, Chair

Henry J. Feinberg

John T. Kohler

COMPENSATION AND RISK

In early 2010, we conducted a risk assessment of our compensation policies and practices for all employees, including non-executive officers. Based on our review, we believe that our employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of eLoyalty’s Board currently consists of Mr. Coxe, as Chairman, and Messrs. Feinberg and Kohler. None of Messrs. Coxe, Feinberg, or Kohler is a current or former officer or employee of eLoyalty and none has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. During the last fiscal year, no executive officer of eLoyalty served on the board of directors or compensation committee of any other company whose executive officers served as a director or member of the Compensation Committee of eLoyalty.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation paid to each of eLoyalty’s “named executive officers” during 2009, namely:

•	Kelly D. Conway, President and Chief Executive Officer;

•	William B. Noon, Vice President and Chief Financial Officer (effective February 12, 2009);

•	Christopher Min, Former Vice President, Chief Financial Officer, and Corporate Secretary (employment ended February 13, 2009);

Steven C. Pollema, Vice President, Integrated Contact Solutions Business Unit; and

•	Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary (effective February 12, 2009).

The Compensation Committee oversees eLoyalty’s executive compensation program, approving or presenting recommendations to the Board with respect to the compensation of eLoyalty’s executive officers. In addition, the Compensation Committee administers eLoyalty’s stock-based incentive plans and establishes and reviews general policies relating to compensation and benefits of all eLoyalty employees. None of the Directors that serve on the Compensation Committee are officers or employees of eLoyalty.

Executive Summary

eLoyalty’s compensation philosophy has been focused on supporting and enabling the Company’s transformation from a CRM consulting company to an analytics and managed services company. The Company has kept cash compensation (base salaries plus bonuses) relatively low compared to market cash compensation to conserve cash, and has granted restricted stock awards to incent management to build a high-growth, high-recurring-revenue business. This approach has enabled eLoyalty to develop and expand its two primary service lines: the Behavioral Analytics™ Service and Integrated Contact Solutions (“ICS”), which have grown their combined revenues from $17 million in 2004 to $83 million in 2009, and are expected to achieve strong growth in 2010.

The Company delivered strong financial and operational performance in 2009 and achieved our key strategic initiatives of growing revenue, improving P&L results and cash flow management, and enhancing product offerings. As a result, except as otherwise described below, our annual incentive awards for executives were paid out at the targeted levels.

In 2010, as a result of 2009 performance, eLoyalty took the following actions in respect of its compensation program:

•	Paid $1,931,850 in cash bonuses to named executive officers and certain other Vice Presidents, of which $903,000 was paid to the named executive officers;

•	Made a supplemental grant of 465,000 shares of restricted stock to the then-current named executive officers and certain other Vice Presidents; and

•	Increased the salaries of three Vice Presidents, including two of the named executive officers, by an aggregate total of $25,000.

Compensation Program

Overview. The principal framework for the compensation of eLoyalty’s named executive officers is the eLoyalty Vice President and Executive Compensation Program (the “Compensation Program”). The objective of the Compensation Program is to support and enable the Company’s transformation from a CRM consulting company to an analytics and managed services company. In order to support this objective, the Compensation Committee reviews and approves all elements of compensation for each named executive officer, taking into account recommendations from eLoyalty’s Chief Executive Officer (for compensation other than his own), as well as competitive market guidance provided at the request of the Compensation Committee. The Compensation Committee uses a combination of structured compensation frameworks and subjective business judgment to determine actual salaries, bonuses, and restricted stock awards. In general, the total compensation awarded to eLoyalty’s executives is designed to be market competitive. eLoyalty broadly defines its competitive market for executive talent and investment capital to be the technology, software, managed services, and business consulting industries. In determining executive compensation, eLoyalty does not perform formal benchmarking, but rather continuously calibrates the Compensation Program based on its senior-level recruiting activity and a general understanding of compensation practices within the competitive market.

2009 Developments

Overview. In late 2008, eLoyalty began to experience encouraging results from its multi-year business transformation. These results included the following: increased revenues from its Behavioral Analytics™ Service and ICS service lines; record managed services backlog; reduced operating expenses; improved P&L performance; and a solid outlook for the first half of 2009. Based on our improving performance and visibility, eLoyalty made several changes to increase cash compensation, including cancelling our Salary Replacement Program effective as of January 1, 2009 (for more information on this program, see “Salary Replacement Program” on page 18), and paying $1,254,000 in cash bonuses to named executive officers and certain other Vice Presidents, of which $600,000 was paid to the then-current named executive officers.

Offsetting the increases in cash compensation and in order to decrease fixed costs and increase the amount of performance-based compensation, the Company reduced the salaries of certain named executive officers and other employees. These reductions totaled approximately $1.5 million on an annual basis. Included in these reductions was Mr. Conway, whose base salary was reduced from $480,000 to $425,000. Mr. Pollema’s base salary was unchanged at $300,000. Base salary reductions for Mr. Noon and Ms. Carsen are discussed below. In addition, the Company made a supplemental grant of approximately 490,000 shares of restricted stock to the then-current named executive officers and certain other Vice Presidents, of which 200,000 shares were awarded to Mr. Conway and 25,000 shares were awarded to Mr. Pollema.

In July 2009, the Company reinstated its 401(k) matching program. Under the terms approved by the Board, the Matching Employer Contributions were allocated to eligible employees from a pool of $250,000, based on each eligible employee’s contribution level and/or eligible earnings. Upon depletion of the pool, any further 401(k) matches would be subject to additional Board approval.

Changes in Named Executive Officers. Effective February 12, 2009, William B. Noon was named as the Company’s new Vice President and Chief Financial Officer and Christine R. Carsen was named as the Company’s new Corporate Secretary (in addition to her position of Vice President, Associate General Counsel, and Chief Privacy Officer). Mr. Noon’s base salary was set at $190,000 (a $25,000 reduction from his previous base salary). In addition, in April 2009, Mr. Noon received a cash bonus of $60,000 and a restricted stock award of 20,000 shares. Ms. Carsen’s base salary was set at $170,000 (a $30,000 reduction from her previous base salary). In addition, in April 2009, Ms. Carsen received a cash bonus of $50,000 and a restricted stock award of 17,500 shares. For more information on the terms associated with the cash bonus and restricted stock award, see “Elements of Compensation” on page 18.

As mentioned above, effective February 13, 2009, Mr. Min departed as the Company’s Vice President and Chief Financial Officer. Under the terms of Mr. Min’s severance agreement, effective February 27, 2009, Mr. Min was paid a lump sum amount of $250,000 and retained health benefits of $409 per month for a period of 12 months. In addition, he became vested in 55,000 shares of restricted stock with a value of $247,500.

ICS Incentive Program. In November 2009, eLoyalty launched a long-term incentive program for the ICS business unit (the “ICS Incentive Program”), under the terms of which performance unit awards would be granted to certain employees of the business unit, including Mr. Pollema. The performance units were awarded under the 1999 Plan.

Under the terms of the ICS Incentive Program, Mr. Pollema received an initial award of 15,000 performance units, which amount was established and approved by the Compensation Committee in its discretion. Each performance unit has an initial projected value of $73.85, assuming achievement of a projected level of value of the ICS business unit above a baseline value that was established by the Compensation Committee. The amount earned, if any, for each vested performance unit will vary based on (i) the ultimate value of the ICS business unit relative to the baseline value and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS business unit value will make up a pool that is divided among all participants based on the relative size of awards). The performance period for the award began on October 1, 2009 and ends on December 29, 2012. On the last day of the performance period, the performance units granted will become fully vested. In the event of a sale of the ICS business unit, a sale of the Company, a spin-off of the ICS business unit, or a termination of Mr. Pollema’s employment due to death or Disability (each, an “Acceleration Event”), such vesting will be accelerated, as follows: (1) 50% of the performance units granted will be deemed to have vested as of the date of the Acceleration Event and (2) 50% of the performance units will be deemed to have vested ratably on a daily basis from the grant date over a period ending on December 31, 2010, up to the date of the Acceleration Event. Any performance units remaining unvested as of the date of the Acceleration Event will be forfeited. Mr. Pollema must remain continuously employed until the earlier of an Acceleration Event or December 29, 2012 in order to receive payment. If Mr. Pollema’s employment terminates for any reason (other than due to death or Disability) prior to the earlier of an Acceleration Event or December 29, 2012, then the performance units will be forfeited and he will not be entitled to any payment for the performance units. However, if Mr. Pollema is terminated without Cause (as defined in the 1999 Plan) during the six-month period (1) ending on December 29, 2012 or (2) prior to the occurrence of an Acceleration Event other than his termination due to death or Disability, Mr. Pollema will be deemed to have remained employed up to the end of such six-month period, and the percentage of performance units deemed to have vested shall be calculated as of the effective date of Mr. Pollema’s termination.

On the date determined by the Committee for the settlement of performance units following the earlier of an Acceleration Event or December 29, 2012 (the “Distribution Date”), Mr. Pollema will earn and be paid the aggregate value (calculated as described above) of his vested performance units, which will be settled in shares of Common Stock, with the number of shares to be calculated using the average closing price of Common Stock during the 10 trading days prior to the Distribution Date.

Elements of Compensation

The principal elements of the Compensation Program are base salary, annual cash incentives (bonus), and long-term equity incentives in the form of shares of restricted stock, as well as post-termination severance and acceleration of vesting of stock options and shares of restricted stock for certain named executive officers upon termination and/or a change of control. These elements are described in more detail below. The Compensation Program also provides for additional equity grants at the discretion of the Compensation Committee. eLoyalty’s other benefits consist of life and health insurance and a qualified 401(k) savings plan.

Base Salaries

Overview. eLoyalty believes that base salaries should be established based on the competitive marketplace for the specific responsibilities of the position as well as the experience, knowledge, and demonstrated performance of the individual. In 2010, the salaries of three Vice Presidents were increased, by an aggregate total of $25,000; included in this increase was Mr. Noon, whose salary increased from $190,000 to $200,000 and Ms. Carsen, whose salary increased from $170,000 to $175,000. In 2009, base salaries were reduced for approximately 50 people. These salary reductions totaled approximately $1.5 million and were made to decrease fixed costs and increase the amount of performance-based compensation for the Company’s key employees. Included in these reductions were Mr. Conway, whose base salary was reduced from $480,000 to $425,000; Mr. Noon, whose base salary was reduced from $215,000 to $190,000; and Ms. Carsen, whose base salary was reduced from $200,000 to $170,000. Mr. Pollema’s base salary was unchanged at $300,000. Base salaries for named executive officers were unchanged during 2007 and 2008.

Salary Replacement Program. In November 2006, eLoyalty implemented the Salary Replacement Program, which was designed to generate short-term cash savings, motivate the creation of stockholder value, and continue to encourage eLoyalty’s employee ownership culture. In connection with this program, the cash salaries of eLoyalty’s executives were first reduced by a range of 20% to 25% in exchange for grants of unrestricted stock. The program was amended in October 2007 to provide for the reduction of the cash salaries of eLoyalty’s executives by a range of 25% to 30% in exchange for grants of unrestricted stock. The program was amended for the last time in February 2008, to reduce the cash salaries of eLoyalty’s executives by a range of 32.5% to 37.5% in exchange for grants of unrestricted stock; these executives received an additional grant equal to 5% of base pay to partly offset the lack of liquidity of receiving stock in exchange for cash. By approval of the Board of Directors, the Salary Replacement Program was discontinued as of January 2009.

Bonuses

Overview. The amount of individual annual bonus awards to all participants in the Compensation Program is based on two factors: (1) the target bonus amount of each participant, as established in his or her employment agreement or as otherwise established by the Chief Executive Officer and approved by the Compensation Committee; and (2) individual performance levels for the relevant fiscal year as measured against assigned performance goals.

In establishing individual target bonus amounts, the Compensation Committee has focused bonuses on rewarding and retaining named executive officers and other vice presidents who are considered most essential to growing eLoyalty’s Behavioral Analytics™ Service and Integrated Contact Solutions service lines.

Each individual is assigned two or three performance goals, which are derived from the Company’s annual goals for the relevant year. The Company’s annual goals are established by the Chief Executive Officer and the Board (see table below for 2009 annual goals). The goals assigned to each individual are those that the Compensation Committee has determined the individual plays an integral role in the Company’s achieving.

2009 Annual Goals. Each quarter in fiscal 2009, the Chief Executive Officer and the Compensation Committee evaluated eLoyalty’s performance against the Company’s 2009 annual goals. In February 2010, the Chief Executive Officer and the Compensation Committee reviewed eLoyalty’s performance against the annual goals and determined, based on its subjective judgment, that eLoyalty had attained its goals, as and to the extent described in the table below.

Performance Measure	Description	Comment
Company Profit and Loss Performance	Actual adjusted earnings for the Company versus the adjusted earnings plan	Adjusted earnings exceeded the adjusted earnings plan by $2.2 million.
Behavioral Analytics™ Service Business Unit Revenue Growth	Actual revenue growth of the business unit versus the revenue growth plan for the business unit	Behavioral Analytics™ Service subscriptions grew by 58% versus a plan of 46%.
Behavioral Analytics™ Service Product Enhancement	Developing new functionality and enhancement of delivery functions	Developed significant new functionality and enhanced delivery functions.
Behavioral Analytics™ Service Business Unit Profit and Loss Performance	Actual business unit margin for the Behavioral Analytics™ Service business unit versus the business unit margin plan	Behavioral Analytics™ Service business unit margin exceeded the plan by $1.2 million.
ICS Business Unit Profit and Loss Performance	Actual business unit margin for the ICS business unit versus the business unit margin plan	ICS business unit margin was 95% of the business unit margin plan.
ICS Business Unit Momentum	Increasing sales bookings for 2010 revenue for the ICS business unit	The sales bookings for the ICS business unit did not meet expectations.
Cash Management	Actual ending cash balance and days sales outstanding versus plan	Ending cash balance was $6.0 million higher than the Company’s plan and ending DSO was 11 days below the target.
Compliance	Timely and accurate financial and securities reporting and filing	Financial and securities reporting and filing met or exceeded expectations.
Behavioral Analytics™ Service Business Unit Contracts and Intellectual Property Management	Timely contracting and robust intellectual property reviews	Contracting for the Behavioral Analytics™ Service business unit and intellectual property reviews met or exceeded expectations.

Based on the recommendation of the Chief Executive Officer and the subjective judgment of the Compensation Committee regarding the Company’s performance against each of its 2009 goals, the Compensation Committee approved payment of bonuses to participants in the Compensation Program. Where appropriate, the approved bonuses were adjusted relative to the targeted bonus amount to reflect the Compensation Committee’s determination regarding the Company’s achievement of its annual goals.

Individual Annual Bonuses

(1) Target Bonus Amount of Named Executive Officers. The minimum target bonus amount for Mr. Conway and Mr. Pollema is established in their respective employment agreements with the Company. The target bonus amount for Mr. Noon and Ms. Carsen is established by the Chief Executive Officer, in his discretion, and approved by the Compensation Committee. The target bonus amount for each of the named executive officers in 2009 was as follows: $583,000 for Mr. Conway; $70,000 for Mr. Noon; $300,000 for Mr. Pollema; and $55,000 for Ms. Carsen. These target bonus amounts were approved by the Compensation Committee, in their subjective judgment, based on the foregoing factors and with input from Mr. Conway (other than with respect to his target bonus). Mr. Min is not included in this discussion due to the termination of his employment with the Company in February 2009.

(2) Evaluation of Individual Performance. In addition to reviewing Company performance against its 2009 goals, the Compensation Committee reviewed the individual performance of the named executive officers, Messrs. Conway, Noon, and Pollema and Ms. Carsen. Mr. Min is not included in this discussion due to the termination of his employment with the Company in February 2009. In reviewing individual performance, no single quantitative factor was material to determining individual bonus amounts.

Mr. Conway’s bonus was based on his target bonus amount and his individual performance. Mr. Conway’s performance goals were Company Profit and Loss Performance, Behavioral Analytics™ Service Business Unit Revenue Growth, and Behavioral Analytics™ Service Product Enhancement. Based on its subjective evaluation of these factors, the Compensation Committee approved a bonus of $583,000 for Mr. Conway, which represents 100% of his target bonus amount.

Mr. Noon’s bonus was based on his target bonus amount and his individual performance. Mr. Noon’s performance goals were Cash Management, Company Profit and Loss Performance, and Compliance. Based on its subjective evaluation of these factors, the Compensation Committee approved a bonus of $70,000 for Mr. Noon, which represents 100% of his target bonus amount.

Mr. Pollema’s bonus was based on his target bonus amount and his individual performance. Mr. Pollema’s performance goals were ICS Profit and Loss Performance and ICS Momentum. Based on its subjective evaluation of these factors, the Compensation Committee approved a bonus of $195,000 for Mr. Pollema, which represents 65% of his target bonus amount.

Ms. Carsen’s bonus was based on her target bonus amount and her individual performance. Ms. Carsen’s performance goals were Behavioral Analytics™ Service Business Unit Contracts and Intellectual Property Management and Compliance. Based on its subjective evaluation of these factors, the Compensation Committee approved a bonus of $55,000 for Ms. Carsen, which represents 100% of her target bonus amount.

The bonuses awarded to the named executive officers were paid in cash on March 31, 2010 and, except for Mr. Pollema, each executive’s right to retain the bonus vests pro rata on a monthly basis over the one-year period after the bonus is paid. Pursuant to the terms of the bonus agreement, if the executive’s employment with eLoyalty terminates within that one-year period, whether by eLoyalty for Cause or by the executive for any reason other than his or her death or Disability, the executive must reimburse eLoyalty in the amount of the unvested portion of the bonus.

Long-Term Equity Incentives

The goal of eLoyalty’s long-term, equity-based incentive awards is to retain key executives, attract new executives, and align the interests of executive officers with stockholders. As described above, the ICS Incentive Program serves as the long-term incentive component of the compensation of ICS business unit employees.

In 2010, eLoyalty granted restricted stock awards to the named executive officers, as follows: 200,000 shares to Mr. Conway; 15,000 shares to Mr. Noon; and 10,000 shares to Ms. Carsen. Mr. Pollema did not receive a grant of shares due to his participation in the ICS Incentive Program. Mr. Min is not included in this discussion due to the termination of his employment with the Company in February 2009. The grants awarded to the named executive officers were set by the Compensation Committee in its discretion (with input from Mr. Conway, other than with respect to his own award) and are subject to vesting in equal quarterly increments over a four-year period, commencing on May 31, 2010.

From 2002 to 2006, these long-term equity incentives were awarded in the form of restricted stock. In 2007 and 2008, eLoyalty also used stock option grants as a long-term equity incentive to the named executive officers and certain other Vice Presidents. Due to the turbulent and uncertain market environment, the 2009 grants were again made in the form of restricted stock.

Stock Incentive Plans

eLoyalty administers two stock incentive plans, the 1999 Plan and the 2000 Plan.

1999 Plan. Effective June 22, 1999, eLoyalty adopted the 1999 Plan, which was amended and restated as of May 15, 2008. The 1999 Plan will automatically terminate on May 15, 2018. The 1999 Plan is administered by the Compensation Committee, which may, in certain circumstances, delegate certain of its duties to one or more of eLoyalty’s officers, but the full Board retains the right to administer the 1999 Plan in all respects. The Compensation Committee has the power to interpret the 1999 Plan and to adopt rules for the administration, interpretation, and application of the plan according to its terms. Each year, on the first day of eLoyalty’s fiscal year, the number of shares available under the 1999 Plan (other than incentive stock options) automatically increases by 5% of the number of issued and outstanding shares of common stock as of that date. As of December 27, 2009, there were 1,353,748 shares available for issuance or delivery under the 1999 Plan.

The principal purpose of the 1999 Plan is to attract, motivate, reward, and retain selected employees, consultants, agents, and Directors through the granting of stock-based compensation awards. Certain employees and Directors are eligible to be granted awards under the 1999 Plan. The Compensation Committee determines who will receive awards under the 1999 Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 1999 Plan. The 1999 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, and other stock-based awards. The specific terms of the awards are included in the individual award agreements.

2000 Plan. The 2000 Stock Incentive Plan (the “2000 Plan”), which is similar to the 1999 Plan, was adopted May 12, 2000 and was amended and restated as of September 24, 2001. The 2000 Plan is administered by the Compensation Committee, but the full Board retains the right to administer the 2000 Plan in all respects. The 2000 Plan will automatically terminate on September 23, 2011. The maximum percentage of shares with respect to which awards may be granted under the 2000 Plan to officers and to other Section 16 employees, is 20% of the total number of shares available for awards under the 2000 Plan, as adjusted. As of December 27, 2009, there were 78,498 shares available for issuance or delivery under the 2000 Plan.

The 2000 Plan allows for awards to eligible employees, consultants, and independent contractors, including only non-qualified stock options and stock awards (both restricted stock and bonus stock). Non-Employee Directors are not eligible for awards under the 2000 Plan. Options and stock awards may be subject to performance measures and vesting requirements. The terms of the awards, including rights upon termination of employment, are included in individual award agreements.

Change in Control and Severance Benefits

eLoyalty provides the opportunity for its named executive officers to be protected under the severance and, for certain named executive officers, change of control provisions, contained in their employment agreements. The Company provides this opportunity to attract and retain an appropriate caliber of talent for the position and ensure that these executives are not influenced by their personal situation and are able to be objective in evaluating a potential change in control transaction, should one arise. eLoyalty’s severance and change of control provisions are summarized in “Potential Payments upon Termination or Change in Control” on page 27.

Pension Benefits

eLoyalty does not sponsor any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

eLoyalty does not maintain any non-qualified defined contribution or deferred compensation plans.

EXECUTIVE COMPENSATION

2009 Summary Compensation Table(1)

The following table sets forth information regarding 2009 compensation for each of eLoyalty’s 2009 named executive officers; 2008 and 2007 compensation is presented for such executives who were also named executive officers in 2008 and 2007. In accordance with SEC rules, 2008 and 2007 compensation is not presented for Mr. Noon and Ms. Carsen because they were not named executive officers in those years.

Name and Principal Position	Year	Salary(5)	Bonus		Stock Awards(7)	Option Awards(8)	All Other Compensation(9)	Total

Kelly D. Conway President and Chief Executive Officer	2009	$423,750	$583,000		$604,000	—	$1,973	$1,612,723
	2008	$508,989	$325,000		$446,200	$591,940	$5,175	$1,877,304
	2007	$482,066	—		$400,017	$1,171,040	$6,750	$2,059,873

William B. Noon(2) Vice President and Chief Financial Officer	2009	$192,219	$70,000		$60,400	—	$1,973	$324,592

Steven C. Pollema Vice President, ICS Business Unit	2009	$291,875	$195,000		$1,183,192	—	$1,973	$1,672,040
	2008	$318,151	$100,000		$223,100	$207,179	$5,175	$853,605
	2007	$301,315	—		$170,003	$234,208	$6,750	$712,276

Christine R. Carsen(3) Vice President, Associate General Counsel and Corporate Secretary	2009	$174,583	$55,000		$52,850	—	$1,809	$284,242

Christopher Min(4) Former Vice President and Chief Financial Officer	2009	$26,563	—		$247,500	—	$250,000	$524,063	(10)
	2008	$271,403	$202,500	(6)	—	—	$5,175	$479,078
	2007	$17,708	—		—	—	—	$17,708

(1)	For a description of the employment agreements entered into between eLoyalty and each of the current named executive officers, see “Employment Agreements” on page 23.

(2)	Effective February 12, 2009, Mr. Noon was named as the Company’s new Vice President and Chief Financial Officer.

(3)	Effective February 12, 2009, Ms. Carsen was named as the Company’s new Corporate Secretary (in addition to her position of Vice President, Associate General Counsel, and Chief Privacy Officer).

(4)

Mr. Min’s term as the Company’s Vice President and Chief Financial Officer started on December 3, 2007 and ended on February 13, 2009. He also served as Corporate Secretary between October 3, 2008 and February 13, 2009.

(5)

In connection with the Salary Replacement Program during 2008, the then-current named executive officers were granted part of their salary in the form of shares of Common Stock; for 2008, this column includes the value of shares granted to the relevant named executives in lieu of salary through the end of that year. As reported above, 2009 base salaries accounted for approximately 26% of total compensation for Mr. Conway and 29% on average for the other named executive officers (excluding Mr. Min) who worked at eLoyalty for all of 2009.

(6)

In connection with his joining eLoyalty in 2007, Mr. Min’s employment agreement provided that he would receive: (i) a signing bonus of $52,500 on February 28, 2008, as long as he remained employed by eLoyalty on that date; and (ii) a guaranteed annual bonus of $150,000 in cash or unrestricted shares of Common Stock, which bonus he received upon leaving the Company in 2009.

(7)

Reflects the grant date fair value of the stock awards granted to named executive officers in each applicable year, which was computed in accordance with FASB ASC Topic 718. For Mr. Pollema, this amount includes a grant date fair value of $1,107,692 for his award of performance units under the ICS Incentive Program. The target value of Mr. Pollema’s award is $1,107,692. The actual value of each vested performance unit will vary based on (i) the ultimate value of the ICS Business Unit relative to the baseline value and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS Business Unit value will fund an incentive pool that is divided among all participants based on the relative number of the performance units held by each participant at the end of the performance period). There is no specified maximum value. The assumptions used with respect to the valuation of stock grants are set forth in eLoyalty’s Form 10-K for the fiscal year ended December 26, 2009 under “eLoyalty Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Fourteen – Stock-Based Compensation.” The amounts reported for 2007 and 2008 have been restated to reflect the grant date fair value for the respective years, in accordance with new SEC rules.

(8)

Reflects the grant date fair value of the options granted during 2007 and 2008 to the applicable executives, which was computed in accordance with FASB ASC Topic 718. The assumptions used with respect to the valuation of option grants are set forth in eLoyalty’s Form 10-K for the fiscal year ended December 26, 2009 under “eLoyalty Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Fourteen – Stock-Based Compensation.” These amounts have been restated to reflect the grant date fair value for the respective years, in accordance with new SEC rules.

(9)	Reflects employer contributions to an eLoyalty qualified defined contribution plan.

(10)

Excluding the amounts paid as salary to Mr. Min in 2009 prior to his departure, reflects amounts paid by eLoyalty pursuant to the terms of Mr. Min’s severance agreement with eLoyalty. For more information regarding the severance payments, see “Termination for Good Reason, without Cause, or due to Death or Disability” on page 29.

Employment Agreements

The named executive officers, Messrs. Conway, Noon, and Pollema, and Ms. Carsen, have employment agreements with eLoyalty. Mr. Min had an employment agreement with eLoyalty prior to termination of his employment effective February 13, 2009. The material terms of such agreements are summarized in the following paragraphs.

Employment Agreement with Mr. Conway

Under his employment agreement, Mr. Conway’s annual base salary is set at $480,000, subject to annual review and discretionary adjustment. As discussed previously, Mr. Conway’s annual base salary was reduced to $425,000 by the Compensation Committee, effective April 2009 and was not increased in 2010. In addition to base salary, he is eligible to participate in eLoyalty’s other compensation programs, including annual bonus, equity incentive awards, and other employee benefit programs. Mr. Conway’s agreement does not specify a term of employment and states that he is an employee at will. His employment agreement provides that eLoyalty may terminate his employment at any time, with or without Cause, and that Mr. Conway may terminate his employment with or without Good Reason.

The terms of Mr. Conway’s termination by eLoyalty without Cause, by Mr. Conway for Good Reason, in connection with a Change in Control, or upon Mr. Conway’s death or Disability are described in “Potential Payments Upon Termination or Change in Control” beginning on page 27.

Employment Agreements with Other Named Executive Officers

In addition to the employment agreement with Mr. Conway, eLoyalty has employment agreements with William B. Noon, Steven C. Pollema, and Christine R. Carsen, and had an employment agreement with Christopher Min. These employment agreements generally provide for a base salary and eligibility to receive an annual performance bonus. The agreement of Mr. Pollema establishes a target amount for the annual performance bonus and also provides for grants of equity in the form of options or restricted shares. The actual amount of the bonus is generally discretionary and is determined based upon his performance and eLoyalty’s performance against established annual goals. Prior to its termination, the agreement of Mr. Min had comparable terms with respect to annual bonuses and equity grants. All of the agreements with named executive officers include certain customary non-competition, non-solicitation, and proprietary information and invention provisions.

The employment agreement with Mr. Pollema provides that his employment may be terminated, with or without Cause (as defined in the agreement), by Mr. Pollema or by eLoyalty. Mr. Pollema may also terminate his employment for Good Reason (as defined in the agreement). If Mr. Pollema’s employment is terminated by eLoyalty for Cause or he resigns without Good Reason, he is entitled to no further compensation or benefits other than those earned through the effective date of termination. Prior to its termination, the agreement of Mr. Min had comparable terms.

The employment agreements with Mr. Noon and Ms. Carsen provide that they may be terminated, with or without reason at any time, by the executive or eLoyalty. If the executive’s employment is terminated by eLoyalty for Serious Misconduct (as defined in the agreement) or the executive resigns for any reason, the executive is entitled to no further compensation or benefits other than those earned through the effective date of termination.

As reported in the 2009 Proxy, in connection with his joining eLoyalty in 2007, Mr. Min’s employment agreement provided that he would receive: (i) a signing bonus of $52,500 on February 28, 2008, as long as he remained employed by eLoyalty on that date; (ii) a guaranteed bonus of $150,000 in cash or unrestricted shares of Common Stock when bonuses are paid to other executives for their 2008 performance; (iii) relocation assistance of up to $110,000; and (iv) a grant of 55,000 restricted shares of Common Stock.

2009 Grants of Plan-Based Awards(1)

The following table summarizes stock awards made to eLoyalty’s named executive officers in 2009, which were all made under the 1999 Plan.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Kelly D. Conway	2/11/09	—	—		—	200,000	$604,000

William B. Noon	2/11/09	—	—		—	20,000	$60,400

Steven C. Pollema	2/11/09	—	—		—	25,000	$75,500
	11/03/09	—	15,000	(2)	—	—	$1,107,692

Christine R. Carsen	2/11/09	—	—		—	17,500	$52,850

Christopher Min	—	—	—		—	—	—

(1)

All grants were approved by the Compensation Committee. Restricted stock includes a feature whereby eLoyalty may withhold shares from vesting of the award, as applicable (which is generally treated as a sale of those shares back to eLoyalty at fair market value) to satisfy tax withholding obligations related to the grantee. Restricted stock grants generally vest over 48 months, as follows: (i) one increment equal to 25% of the Restricted Shares granted, which vests one year from the end of the month in which the grant was approved; and (ii) 12 equal quarterly increments equal to 6.25% of the Restricted Shares granted, which vest on each quarterly vesting date thereafter. In the event dividends are paid to owners of Common Stock, dividends would be paid on the restricted shares, in the same amount and at the same time as paid to other owners of Common Stock.

(2)

Mr. Pollema was awarded 15,000 performance units under the ICS Incentive Program, which equates to 143,670 shares of Common Stock based on a share price of $7.71 at grant date. The target value of Mr. Pollema’s award is $1,107,692. The actual value of each vested performance unit will vary based on (i) the ultimate value of the ICS Business Unit relative to the baseline value and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS Business Unit value will fund an incentive pool that is divided among all participants based on the relative number of the performance units held by each participant at the end of the performance period). There is no specified maximum value.

(3)

Valuation assumptions are found under “eLoyalty Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Fourteen – Stock-Based Compensation” in eLoyalty’s Form 10-K for the fiscal year ended December 26, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows the total number of stock options (vested and unvested) and unvested restricted stock awards outstanding for eLoyalty’s named executive officers as of December 26, 2009. These amounts do not include the shares of stock granted at the February 2010 Board Meeting. For information regarding the total beneficial ownership of eLoyalty securities by its named executive officers, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 10.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kelly D. Conway	43,750	56,250	$10.54	2/19/2018	243,074	(3)	$1,701,518	—		—
	75,000	25,000	$21.95	2/20/2017

William B. Noon	250	—	$18.90	5/16/2011	23,262	(4)	$162,834	—		—
	500	—	$17.50	4/02/2011

Steven C. Pollema	15,313	19,687	$10.54	2/19/2018	45,823	(5)	$320,761	15,000	(7)	$900,000	(7)
	15,000	5,000	$21.95	2/20/2017
	20,000	—	$20.10	6/01/2011

Christine R. Carsen	—	—	—	—	21,251	(6)	$148,757	—		—

Christopher Min	—	—	—	—	—		—	—		—

(1)	With respect to Mr. Conway, comprised of the following:
•	Initial option award of 100,000 on February 19, 2008; vesting 6,250 per quarter; 56,250 remaining unvested; and
•	Initial option award of 100,000 on February 20, 2007; vesting 6,250 per quarter; 25,000 remaining unvested.

With respect to Mr. Pollema, comprised of the following:

•	Initial option award of 35,000 on February 19, 2008; vesting 2,187 per quarter; 19,687 remaining unvested; and
•	Initial option award of 20,000 on February 20, 2007; vesting 1,250 per quarter; 5,000 remaining unvested.

(2)	Market value is calculated based on the number of shares multiplied by the closing market price of Common Stock on December 24, 2009 which was $7.00 per share.

(3)	Comprised of the following:
•	Initial grant of 37,044 on May 31, 2005; vesting 1,853 per quarter; 3,699 remaining unvested;
•	Initial grant of 75,000 on May 31, 2006; vesting 3,750 per quarter; 22,500 remaining unvested;
•	Initial grant of 30,000 on February 19, 2008; vesting 1,875 per quarter; 16,875 remaining unvested; and
•	Initial grant of 200,000 on February 11, 2009; vesting 50,000 on February 28, 2010 and then 12,500 per quarter; 200,000 remaining unvested.

(4)	Comprised of the following:
•	Initial grant of 2,701 on May 31, 2005; vesting 136 per quarter; 262 remaining unvested;
•	Initial grant of 10,000 on May 31, 2006; vesting 500 per quarter; 3,000 remaining unvested; and

•	Initial grant of 20,000 on February 11, 2009; vesting 5,000 on February 28, 2010 and then 1,250 per quarter; 20,000 remaining unvested.

(5)	Comprised of the following:
•	Initial grant of 15,000 on May 31, 2005; vesting 750 per quarter; 1,500 remaining unvested;
•	Initial grant of 35,000 on May 31, 2006; vesting 1,750 per quarter; 10,500 remaining unvested;
•	Initial grant of 1,100 on August 31, 2006; vesting 55 per quarter; 385 remaining unvested;
•	Initial grant of 15,000 on February 19, 2008; vesting 938 per quarter; 8,438 remaining unvested; and
•	Initial grant of 25,000 on February 11, 2009; vesting 6,250 on February 28, 2010 and then 1,562 per quarter; 25,000 remaining unvested.

(6)	Comprised of the following:
•	Initial grant of 7,500 on November 6, 2008; vesting 468 per quarter; 3,751 remaining unvested; and
•	Initial grant of 17,500 on February 11, 2009; vesting 4,375 on February 28, 2010 and then 1,093 per quarter; 17,500 remaining unvested

(7)

Mr. Pollema was awarded 15,000 performance units under the ICS Incentive Program, which equates to 128,571 shares of Common Stock based on a share price of $7.00 on December 24, 2009. The target value of Mr. Pollema’s award as of the grant date was $1,107,692 and as of December 26, 2009 was $900,000, in each case based on the probable outcome of the performance conditions as of such date. The actual value of each vested performance unit will vary based on (i) the ultimate value of the ICS Business Unit relative to the baseline value and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS Business Unit value will fund an incentive pool that is divided among all participants based on the relative number of the performance units held by each participant at the end of the performance period). There is no specified maximum value.

2009 Option Exercises and Stock Vested

The following table shows restricted stock awards for eLoyalty’s named executive officers that vested during 2009. As of December 26, 2009, the only outstanding stock options were those set forth in the table “Outstanding Equity Awards at 2009 Fiscal Year-End” on page 25. No stock options were exercised by eLoyalty’s named executive officers in 2009.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Kelly D. Conway	63,397	$374,170
William B. Noon	4,966	$30,369
Steven C. Pollema	20,654	$119,217
Christine R. Carsen	1,874	$12,407
Christopher Min	55,000	$247,500

(1)	Value is calculated by multiplying the number of shares vesting by the closing market price of Common Stock on the respective vesting dates of the restricted stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

eLoyalty is not obligated to make any cash payments to its named executive officers if their employment is terminated by eLoyalty for Cause (with respect to Messrs. Conway and Pollema) or Serious Misconduct (with respect to Mr. Noon and Ms. Carsen) or if the executive resigns other than for Good Reason (with respect to Messrs. Conway and Pollema only). In connection with a termination of the employment of either Mr. Conway or Mr. Pollema by eLoyalty without Cause or a termination for Good Reason by Mr. Conway or Mr. Pollema, no payments are due unless the executive executes a general release. The agreements of Mr. Noon and Ms. Carsen do not require execution of a general release. With respect to the foregoing and to the topics discussed below, prior to its termination, the agreement of Mr. Min had terms comparable to those of Messrs. Conway and Pollema.

Relevant Definitions

The following terms, which are relevant to this discussion, are defined in the named executive officers’ employment agreements:

Cause. A termination for “Cause” occurs if eLoyalty terminates Mr. Conway’s or Mr. Pollema’s employment for any of the following reasons:

(i)	conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty;

(ii)	fraud upon eLoyalty (or an affiliate), embezzlement, or misappropriation of corporate funds;

(iii)	willful acts of dishonesty materially harmful to eLoyalty;

(iv)	activities materially harmful to eLoyalty’s reputation;

(v)	executive’s willful misconduct, willful refusal to perform his or her duties, or substantial willful disregard of his or her duties; or

(vi)	material breach of the employment agreement or any other agreement with or policy of eLoyalty, causing material harm to eLoyalty, or breach of any statutory duty or common law duty owed to eLoyalty.

Serious Misconduct. A termination for “Serious Misconduct” occurs if eLoyalty terminates Mr. Noon’s or Ms. Carsen’s employment for any of the following reasons:

(i)	fraud, embezzlement, or misappropriation of corporate funds;

(ii)	other acts of dishonesty, conviction of a felony, or other crime involving moral turpitude;

(iii)	activities materially harmful to eLoyalty’s reputation;

(iv)	willful refusal to perform or substantial disregard of the executive’s assigned duties (including, but not limited to, refusal to travel or work requested hours);

(v)	any significant violation of any statutory or common law duty of loyalty to eLoyalty; or

(vi)	any material breach or violation by the executive of any provision of the agreement or any policy of eLoyalty that eLoyalty may have in effect from time to time.

Good Reason. Under the employment agreements for Messrs. Conway and Pollema, an executive generally may terminate his employment for “Good Reason” if any of the following conditions occur:

(i)

the executive’s base salary is reduced below the amount set forth in his or her agreement, unless the salaries of the three most highly paid executives (excluding the executive) are reduced proportionately;

(ii)	the executive’s target bonus is reduced, unless the target bonuses of the three most highly paid executives (excluding the executive) are reduced proportionately;

(iii)	the executive is involuntarily relocated to any location outside of the metropolitan area in which his or her primary office is located;

(iv)	a significant diminution in the executive’s position (including offices, titles, and reporting relationships), authority, duties, or responsibilities;

(v)	eLoyalty materially breaches the terms of the agreement; or

(vi)	eLoyalty fails to assign the agreement to a successor upon a Change in Control.

Mr. Conway’s agreement provides that the failure of the Board to nominate Mr. Conway as a Director constitutes Good Reason. His agreement also provides that a Change in Control, in and of itself, will not constitute Good Reason unless it results in a significant diminution of his position as described in clause (iv) above.

Mr. Pollema’s agreement provides that the definition of Good Reason does not include the diminution of responsibilities if such diminution of responsibilities is in the ordinary course of either: (i) eLoyalty becoming, pursuant to a Change in Control, part of a larger organization in which the executive directly reports to the chief executive officer of such organization; or (ii) eLoyalty becoming, pursuant to a Change in Control, either a subsidiary or equivalent separate functional business unit of a larger business organization. The definition of Good Reason in Mr. Conway’s agreement does not include such diminution of responsibilities only if he is appointed to serve as a Chief Executive Officer of the larger organization with all such accompanying authority, duties, and responsibilities.

Change in Control. Under the employment agreements for Messrs. Conway and Pollema, a “Change in Control” means:

(i)	the acquisition by any individual, entity, or group of beneficial ownership of 25% or more of eLoyalty’s outstanding Common Stock or voting securities;

(ii)

a change in the identity of a majority of the members of the Board from those who constituted the Board at the time eLoyalty was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board;

(iii)

the consummation of a reorganization, merger or consolidation involving eLoyalty or a sale or other disposition of all or substantially all of eLoyalty’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding Common Stock and voting securities prior to the transaction beneficially own 60% or more of the outstanding Common Stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction; or

(iv)	the consummation of a plan of complete dissolution or liquidation of eLoyalty.

For each of the employment agreements, the definition of Change in Control derives from the 1999 Plan.

Disability. Under the employment agreements for each of the named executive officers other than Mr. Conway, “Disability” has the meaning provided under the terms of the Company’s then-current long-term disability program. Under the employment agreements for Mr. Conway and, if no such long-term disability program is then in effect, Mr. Pollema, “Disability” means a permanent disability rendering the executive unable to perform his or her duties for 90 consecutive days or 180 days in any 12-month period, as determined by an independent physician appointed by the Board.

Non-Competition

For a period of one year following a termination for any reason, the executive cannot, for himself or an agent, partner, or employee of any person, firm, or corporation:

(i)

with respect to Mr. Conway, engage in the practice of providing consulting or related services for any eLoyalty client or prospect to or for whom the executive directly or indirectly performed or provided consulting or related services, or with whom the executive had personal contact, or prospect to whom the executive submitted (or assisted or participated in any way in the submission of) a proposal, during the executive’s prior two years of employment with eLoyalty;

(ii)

with respect to Mr. Pollema, perform services of the type performed by the executive during his employment with eLoyalty or any services substantially similar thereto for any eLoyalty client or prospective client to or for whom the executive directly or indirectly performed services, or prospect to whom the executive submitted (or assisted or participated in any way in the submission of) a proposal, during the executive’s prior two years of employment with eLoyalty; and

(iii)

with respect to Mr. Noon and Ms. Carsen, perform services of the type performed by the executive during his or her employment with eLoyalty or any services substantially similar thereto in any country in which eLoyalty has performed services or sold products during the preceding three years, for any eLoyalty client for whom the executive performed services, or prospective eLoyalty client to whom the executive submitted (or assisted in the submission of) a proposal during the executive’s prior year of employment with eLoyalty.

Non-Solicitation

For a period of one year following a termination for any reason, the executive cannot:

(i)

with respect to Messrs. Conway and Pollema, directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from eLoyalty any customer, client, contractor, consultant, or other person or party with whom eLoyalty has a contractual relationship, any eLoyalty client or any eLoyalty employee;

(ii)

with respect to Mr. Noon and Ms. Carsen, induce or assist in the inducement of any eLoyalty employee away from eLoyalty’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve eLoyalty’s interests with undivided loyalty, or directly or indirectly solicit any eLoyalty client to become a client of the executive or any person or entity other than eLoyalty.

Termination for Good Reason, without Cause, or due to Death or Disability

Assuming the employment of eLoyalty’s named executive officers were terminated (1) by Mr. Conway or Mr. Pollema for Good Reason or by eLoyalty other than for Cause or Serious Misconduct or (2) as a result of the named executive officer’s death or Disability, each as of December 26, 2009 (except with respect to Mr. Min, whose amounts are shown as of his February 2009 departure date, as first reported in the 2009 Proxy), the following individuals would be entitled to payments in the amounts set forth opposite his or her name in the following table. The details are described in the footnotes to the table. Also, any additional benefits payable due to a termination in connection with a Change in Control are included in the footnotes to the table.

Name	Salary	Bonus(10)	Health Benefits	Vesting(11)(12)	Total
Kelly D. Conway
Good Reason or Without Cause(1)	$637,500	$454,000	$20,340	$1,250,893	$2,362,733
Death or Disability(2)	$425,000	$454,000	$13,560	$1,701,518	$2,594,078

William B. Noon
Without Serious Misconduct(3)	$95,000	$0	$6,780	$0	$101,780
Death or Disability(4)	$0	$0	$0	$162,834	$162,834

Steven C. Pollema
Good Reason or Without Cause(5)	$300,000	$200,000	$8,652	$163,849	$672,501
Death or Disability(6)	$300,000	$200,000	$8,652	$836,395	$1,345,047

Christine R. Carsen
Without Serious Misconduct(7)	$42,500	$0	$321	$0	$42,821
Death or Disability(8)	$0	$0	$0	$148,757	$148,757

Christopher Min(9)
Good Reason or Without Cause	$250,000	$150,000	$4,911	$247,500	$652,411
Death or Disability	—	—	—	—	—

(1)

Upon termination by Mr. Conway for Good Reason or by eLoyalty without Cause, Mr. Conway would be paid the following amounts as severance: a lump sum amount of $637,500, representing 18 months of salary; health benefits of $1,130 per month for up to 18 months; and a bonus of $454,000, calculated as 100% of average of his annual bonus for the preceding year and the target bonus for the current year. In addition, he would be entitled to accelerated vesting for shares of restricted stock and stock options that would have vested if he were employed for 24 months after termination, amounting to 178,699 shares of restricted stock with a value of $1,250,893.

Upon a Change in Control occurring December 26, 2009, Mr. Conway would be entitled to the vesting of restricted stock and options that would have vested if Mr. Conway provided an additional 36 months of continuous service (whether or not he incurred a termination in connection with the Change in Control), amounting to 230,574 shares of restricted stock with a value of $1,614,018.

(2)

Upon termination as a result of Mr. Conway’s death or Disability, he (or his estate) would be paid a lump sum amount of $425,000, representing 12 months of salary; health benefits of $1,130 per month for 12 months; and a total bonus of $454,000, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, upon termination as a result of death or Disability, Mr. Conway’s unvested shares of restricted stock would vest, amounting to 243,074 shares of restricted stock with a value of $1,701,518.

(3)

Upon termination by eLoyalty without Serious Misconduct, Mr. Noon would receive, as severance: 180 days of continued salary payments, totaling $95,000, and health benefits of $1,130 per month for up to 180 days. Mr. Noon is not entitled to a severance bonus or accelerated vesting for shares of restricted stock granted during the term of his employment in this event. Mr. Noon is entitled to no severance benefits in connection with a termination by Mr. Noon for Good Reason.

(4)

Upon termination as a result of Mr. Noon’s death or Disability, he is not entitled to any severance payments except that his unvested shares of restricted stock would vest, amounting to 23,262 shares of restricted stock with a value of $162,834.

(5)

Upon termination by Mr. Pollema for Good Reason or by eLoyalty without Cause, Mr. Pollema would be paid the following amounts as severance: a lump sum of $300,000, representing 12 months of salary; health benefits of $721 per month for up to 12 months; and a bonus of $200,000, calculated as 100% of the average of his bonus for the prior year and the target bonus for the current year. In addition, he would be entitled to accelerated vesting for shares of restricted stock that would have vested if he were employed for 12 months after termination, amounting to 23,407 shares of restricted stock with a value of $163,849 (or 24 months after termination, if such termination occurred within six months following a Change in Control or if Mr. Pollema terminated employment for Good Reason due to eLoyalty’s failure to assign the employment agreement to a successor upon a Change in Control, amounting to 37,072 shares of restricted stock with a value of $259,504).

Upon a Change in Control or other triggering event occurring December 26, 2009, Mr. Pollema would vest in 8,914 performance units and receive 73,662 shares of stock with a value of $515,634 under the terms of the ICS Incentive Program (whether or not he incurred a termination in connection with the Change in Control or other triggering event).

(6)

Upon termination as a result of Mr. Pollema’s death or Disability, he (or his estate) would be paid a lump sum of $300,000, representing 12 months of salary; health benefits of $721 per month for 12 months; and a total bonus of $200,000, calculated as 100% of the average of his bonus for the prior year and the target bonus for the current year. In addition, upon termination as a result of death or Disability, (i) Mr. Pollema’s unvested shares of restricted stock would vest, amounting to 45,823 shares of restricted stock with a value of $320,761, and (ii) Mr. Pollema would vest in 8,914 performance units and receive 73,662 shares of stock with a value of $515,634 under the terms of the ICS Incentive Program.

(7)

Upon termination by eLoyalty without Serious Misconduct, Ms. Carsen would receive the following amounts as severance: 90 days of continued salary payments, totaling $42,500; and health benefits of $107 per month for up to 90 days. Ms. Carsen is not entitled to a severance bonus or accelerated vesting for shares of restricted stock granted during the term of her employment in this event. Ms. Carsen is entitled to no severance benefits in connection with a termination by Ms. Carsen for Good Reason.

(8)

Upon termination as a result of Ms. Carsen’s death or Disability, she is not entitled to any severance payments except that Ms. Carsen’s unvested shares of restricted stock would vest, amounting to 21,251 shares of restricted stock with a value of $148,757.

(9)

Under the terms of Mr. Min’s severance agreement signed in February 2009, Mr. Min was paid a lump sum amount of $250,000; a guaranteed annual bonus of $150,000; and received health benefits of $409 per month for 12 months. He also received additional vesting for shares of restricted stock, amounting to 55,000 shares of restricted stock with a value of $247,500. No amounts are shown in the table for payments upon termination as a result of Mr. Min’s death or Disability as of December 26, 2009, because Mr. Min was no longer employed by the Company on that date.

(10)

Solely for purposes of calculating the amounts in the table: The bonuses for 2009, with the exception of the bonus paid to Mr. Min, were calculated as an average of the cash bonus and the target bonus. The bonuses for 2008 were calculated as an average of the amount equal to the dollar equivalent of restricted shares of Common Stock granted in 2008 and the target bonus. The bonuses for 2007 were paid in the form of stock in 2008, and, to the extent paid to the current named executive officers, are reflected in the “2009 Summary Compensation Table” on page 22.

These calculations are no guarantee of what the amounts would be under any other circumstances. Any of the amounts set forth above may vary, depending on the performance of eLoyalty and the executive as well as several other circumstances.

The terms of the employment agreements of Messrs. Conway and Pollema require that these bonuses are paid within seven days after termination.

(11)	For purposes of this table, shares of restricted stock were valued at the closing price of $7.00 on December 24, 2009 for Common Stock.

(12)

Messrs. Conway and Pollema have options that would vest under the circumstances provided for in the table. For purposes of these calculations, however, the options are not included because they had exercise prices above eLoyalty’s closing stock price of $7.00 on December 24, 2009.

PRINCIPAL ACCOUNTING FEES AND SERVICES

For fiscal year 2009 and 2008, fees for services provided by Grant Thornton LLP (“Grant Thornton”) were as described below. The Audit Committee has concluded that the provision of the services rendered by Grant Thornton with respect to the fees described below was compatible with maintaining Grant Thornton’s independence.

Audit Fees

Total audit fees paid to Grant Thornton for the 2009 and 2008 fiscal years were $411,000 and $452,000, respectively. Of the total audit fees paid in fiscal year 2009, $397,000 was for professional services rendered for the audits of the consolidated financial statements of eLoyalty and internal controls of eLoyalty and $14,000 was for statutory audit work for eLoyalty affiliates in non-U.S. jurisdictions.

Audit-Related Fees

For fiscal year 2009, Grant Thornton was paid $3,000 in audit-related fees for accounting consultations. No audit-related fees were paid to Grant Thornton for fiscal year 2008.

Tax Fees

No tax fees were paid to Grant Thornton for fiscal year 2009 or 2008.

All Other Fees

No fees other than those described above were paid to Grant Thornton for fiscal year 2009 or 2008.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to eLoyalty by Grant Thornton. Pre-approval generally is provided at a regular meeting of the Audit Committee, covers a period of at least two years, and is, at a minimum, reviewed annually. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Grant Thornton in accordance with this pre-approval and the fees for the services performed to-date. The Audit Committee, or its Chairman, may also pre-approve other particular services on a case-by-case basis. All services provided to eLoyalty by Grant Thornton during 2009 and 2008 were pre-approved by the Audit Committee in accordance with this policy. Specifically, the Audit Committee pre-approved Grant Thornton’s provision of audit services for 2009 and 2008. In addition, at the October 2009 meeting, the Audit Committee pre-approved Grant Thornton’s provision of domestic tax services for 2010 through 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with eLoyalty’s management and Grant Thornton the audited financial statements of eLoyalty contained in eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009. The Audit Committee also has discussed with Grant Thornton the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 filed with the Securities and Exchange Commission on March 10, 2010.

John C. Staley, Chair

Tench Coxe

John T. Kohler

David B. Mullen

Michael J. Murray

RATIFICATION OF

INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2 on Proxy Card)

Grant Thornton acted as independent public accountants for eLoyalty for 2009. The Audit Committee appointed Grant Thornton as independent public accountants for eLoyalty to audit eLoyalty’s consolidated financial statements for 2010.

eLoyalty has been advised that representatives of Grant Thornton will be at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE eLOYALTY BOARD RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE RATIFICATION OF GRANT THORNTON AS eLOYALTY’s INDEPENDENT PUBLIC ACCOUNTANTS.

OTHER BUSINESS

The Board does not know of any further business to be presented at the Annual Meeting. However, should any other matters arise that are properly presented and require a vote of eLoyalty stockholders, the persons named as proxies on the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of eLoyalty.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2011

Deadline for Inclusion in Proxy Statement

Any stockholder proposal to be considered by eLoyalty for inclusion in the Proxy Statement and form of proxy for next year’s Annual Meeting of Stockholders must be received by eLoyalty’s Corporate Secretary at its principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than December 3, 2010, and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with the advance notice procedures set forth in eLoyalty’s By-Laws in order to be brought properly before that annual stockholders’ meeting. In addition, with respect to any such stockholder proposals, eLoyalty may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to eLoyalty in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to eLoyalty’s Corporate Secretary not less than 75 days or more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 2, 2011 and no later than February 28, 2011.

In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified on the first page of this Proxy Statement.

If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, then such business will not be transacted or such defective nomination will not be accepted.

ADDITIONAL INFORMATION

The cost of soliciting proxies will be borne by eLoyalty. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile, or by telephone, without additional compensation. As is customary, eLoyalty will, upon request, reimburse brokers, banks, custodians, and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

The SEC’s rules permit eLoyalty to deliver a single set of proxy materials to one address shared by two or more of its stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, eLoyalty may deliver only one set of proxy materials to multiple stockholders who share an address. eLoyalty agrees to deliver promptly, upon request, a separate copy of the proxy materials to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy materials, or if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future proxy materials for your household, please contact Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or call 847-582-7106.

Your vote is important. Please submit your proxy with voting instructions by telephone or through the Internet by following the instructions provided as soon as possible or, if applicable, complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

/s/ Christine R. Carsen Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary

eLoyalty will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

eLoyalty®

eLOYALTY CORPORATION

BNY MELLON

200 WEST MONROE

SUITE 1590

CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For All

Withhold All

For All Except

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 Henry J. Feinberg

02 John C. Staley

The Board of Directors recommends you vote FOR the following proposal(s):

2 To ratify Grant Thornton LLP as eLoyalty’s independent public accountants for 2010.

For

Against

Abstain

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ELOYALTY CORPORATION

Annual Meeting of Stockholders

May 13, 2010

This Proxy is Solicited by the Board of Directors

The stockholder(s) hereby appoint(s) KELLY D. CONWAY, TENCH COXE, and JOHN T. KOHLER, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (1) eLoyalty Common Stock, par value $0.01 per share, and (2) eLoyalty 7% Series B Convertible Preferred Stock, par value $0.01 per share, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 13, 2010, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, Illinois 60015, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE INSTRUCTIONS PROVIDED.

Continued and to be signed on reverse side

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